Exhibit 99.1

General Steel to Appeal NYSE Delisting Proceedings

BEIJING, July 28, 2016 /PRNewswire/ -- General Steel Holdings, Inc. ("General Steel" or the "Company") (GSIH), announced today that the Company intends to avail itself of its right of review and appeal the New York Stock Exchange's ("NYSE" or the "Exchange") recent decision to commence proceedings to delist its common stock -- ticker symbol GSI -- from the NYSE.

On July 18, 2016, the Company received notice from the staff of the NYSE stating that the NYSE has determined to commence proceedings to delist the Company's common stock, and that the Company's common stock would be suspended at the close of trading on the same date.

In the notice and in a public announcement distributed by the NYSE on July 18, 2016, the NYSE stated that the Company was previously deemed below compliance with the NYSE's continued listing standard requiring listed companies to maintain either (i) at least $50 million in stockholders' equity or (ii) at least $50 million in total market capitalization on a 30 trading day average basis.  The NYSE noted that they had previously accepted the Company's 18-month plan to regain compliance with the listing standard. However, the NYSE stated that as of the expiration of the plan period on July 9, 2016, the Company was unable to demonstrate that it had regained compliance with the applicable continued listing standard. The NYSE also included in its public announcement that the Company was delayed in filing with the Securities and Exchange Commission (the "SEC") its Form 10-K for the year ended December 31, 2015 and its Form 10-Q for the quarter end March 31, 2016.

The Company intends to appeal the delisting determination and have such determination reviewed by a Committee of the Board of Directors of the NYSE by submitting a request for review in writing no later than August 1, 2016.

Prior to the NYSE notice and public announcement, the Company had presented to the NYSE the steps it intended to take to address the deficiencies raised by the Exchange. The Company reached an agreement with a number of its current debt holders to forgive existing debt and/or exchange debt for equity, which when completed, would have increased the Company's stockholders' equity to at least $50 million thereby satisfying the NYSE's continued listing standard. In addition, the Company anticipates that it will complete its filing with the SEC of its Form 10-K for the year ended December 31, 2015 and its Form 10-Q for the quarter end March 31, 2016 before the review date with the Committee of the Board of Directors of the NYSE. However, there can be no assurance that the Company will be successful in its appeal and that the Company's request for continued listing will be granted.

 About General Steel Holdings, Inc.

General Steel Holdings, Inc. is headquartered in Beijing, China, and trades iron ore and steel products. To be added to the General Steel email list to receive Company news, please send your request to investor.relations@gshi-steel.com.

General Steel Holdings, Inc.

Phone: +86 10 5866 7723

Email: invest General Steel to Appeal NYSE Delisting Proceedings or.relations@gshi-steel.com